UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 31, 2007

Parametric Technology Corporation

(Exact Name of Registrant as Specified in Its Charter)
Massachusetts

(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152

(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714

(Address of Principal Executive Offices)	(Zip Code)
(781) 370-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement
Parametric Technology Corporation (“PTC”) and Parametric Technology GmbH (“Purchaser”), a wholly-owned subsidiary of PTC, have entered into an agreement to purchase all of the outstanding shares of CoCreate Software GmbH (“CoCreate”) for approximately $250 million in cash.
Under a Share Purchase Agreement dated as of October 31, 2007 (the “Share Purchase Agreement”) by and among Max Participations II, S.a.r.l., Mr. William Gascoigne and Mr. Anand Gowda (“Sellers”), CoCreate, and PTC and Purchaser, Purchaser will acquire all of the outstanding shares of CoCreate from the Sellers (the “Transaction”). As a result of the Transaction, CoCreate will become a wholly owned subsidiary of PTC. The Share Purchase Agreement provides for PTC to be indemnified for losses resulting from breaches of Sellers’ representations, warranties and covenants, certain tax liabilities, and certain other matters. The sum of $25 million of the purchase price will be placed in escrow as the exclusive source, subject to certain exceptions, for satisfaction of such losses as to which claims are made by December 31, 2008.
Completion of the Transaction is subject to customary conditions, including approval of the German competition authority. Either the Purchaser or the Sellers, collectively, may withdraw from the Share Purchase Agreement if the other has failed to fulfill its closing conditions by December 30, 2008 or if approval of the competition authority has not occurred within six months of the date of signing. The Transaction is expected to close during PTC’s first fiscal quarter of 2008.
Section 7 — Regulation FD
Item 7.01. Regulation FD Disclosure
On October 31, 2007, PTC issued a press release, a copy of which is furnished as Exhibit 99.1 hereto, announcing that it had entered into the agreement to acquire CoCreate Software GmbH.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
      (d) Exhibits.

99.1	A copy of the press release issued by Parametric Technology Corporation on October 31, 2007 is furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Parametric Technology Corporation

Date: October 31, 2007	By:	/s/Cornelius F. Moses, III
Cornelius F. Moses, III
Executive Vice President and Chief Financial Officer

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